Exhibit 99.1

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President - Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

Forest City Announces Exchange of $50.533 Million of Senior Notes for Common Stock

CLEVELAND, Ohio - July 16, 2015 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced that it has entered into a privately negotiated exchange agreement under which it will exchange approximately $50.533 million aggregate principal amount of its 4.25% Convertible Senior Notes due 2018 for shares of its Class A common stock and cash.

Under the exchange agreement, the holders of the Notes will receive approximately 46.1425 shares of the company's Class A common stock per $1,000 principal amount of Notes exchanged, the same number of shares into which the Notes are currently convertible.

In addition, holders of the Notes will receive a cash payment for accrued and unpaid interest, consideration with respect to additional interest that would have otherwise been payable through maturity, and in lieu of fractional shares. The total cash payment for the Notes exchanged is expected to be in the range of $7.2 million to $11.4 million in the aggregate, depending on the daily volume-weighted average price of the company’s Class A common stock over a 5-day trading period beginning July 16, 2015.

The exchange for the Notes will have a two-part closing with the expected settlement of Class A common shares on July 21, 2015, and the cash payment on July 27, 2015.

The exchange transactions reflect the company's continued focus on reducing debt and improving its balance sheet. This exchange transaction, when combined with the exchange agreements announced on July 15, 2015, results in a combined total of $138.9 million of the Company’s Convertible Senior Notes being exchanged, comprised of $8.151 million in aggregate principal amount of the Company’s outstanding 5.00% Convertible Senior Notes due 2016 (the “2016 Notes”), $75.387 million in aggregate principal amount of the Company’s outstanding 4.25% Convertible Senior Notes due 2018 (the 2018 Notes”) and $55.407 million in aggregate principal amount of the Company’s outstanding 3.625% Convertible Senior Notes due 2020 (the “2020 Notes”). Approximately $1.4 million of the 2016 Notes, $154.5 million of the 2018 Notes and $116.4 million of the 2020 Notes will remain outstanding after the combined exchanges.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $8.8 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. For more information, visit www.forestcity.net.